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Exhibit 10.2

INTERCREDITOR AGREEMENT

dated as of March 31, 2004

by and among

WELLS FARGO BANK, N.A.,
as Collateral Agent and as Trustee

and

FLEET NATIONAL BANK,
as Administrative Agent

INTERCREDITOR AGREEMENT

        This Intercreditor Agreement, dated as of March 31, 2004 (as the same may be amended, modified or supplemented from time to time, this "Agreement"), is by and among: (i) WELLS FARGO BANK, N.A., as Trustee under the Indenture (as defined below) for the benefit of the holders from time to time of the Note Obligations (in such capacity, including any successor thereto in such capacity, the "Trustee"), (ii) WELLS FARGO BANK, N.A., as Collateral Agent under the Indenture for the benefit of the holders from time to time of the Note Obligations (in such capacity, including any successor thereto in such capacity, the "Collateral Agent") and (iii) FLEET NATIONAL BANK, as Administrative Agent (in such capacity, including any successor thereto in such capacity, the "Administrative Agent") under the Credit Agreement (as defined below) for the benefit of the holders from time to time of the Priority Lien Obligations.

RECITALS

        WHEREAS, pursuant to an Amended and Restated Revolving Credit Agreement, dated as of even date herewith, entered into by Real Mex Restaurants, Inc. (the "Company"), the other borrowers party thereto and the lenders party thereto and led by the Administrative Agent, the Company and the other Obligors have entered into the Priority Lien Security Documents pursuant to which the Obligors have granted the Administrative Agent a first priority security interest in the Collateral;

        WHEREAS, pursuant to an Indenture, dated of even date herewith (as the same may be amended, restated, modified, supplemented, renewed, refunded, replaced or refinanced from time to time, the "Indenture"), by and among the Company, the Guarantors and the Trustee, the Company and the other Obligors have entered into the Security Documents pursuant to which they have granted the Collateral Agent a security interest in the Collateral which security interest is subordinate to the security interest of the Priority Lien therein;

        WHEREAS, the parties hereto desire to enter into this Agreement to confirm their relative rights with respect to the Collateral as provided in this Agreement;

        NOW THEREFORE, in consideration of the premises, covenants and agreements as herein set forth and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

ARTICLE 1.
DEFINITIONS

        For purposes of this Agreement, the terms listed in this Article 1 shall have the respective meanings set forth in this Article 1. All other capitalized terms used herein and not defined herein shall have the meaning ascribed thereto in the Indenture.

        "Additional Notes" means any Notes issued under the Indenture after the date of the Indenture, as part of the same series as the Initial Notes.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

        "Bankruptcy Law" means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

        "Board of Directors" means:

          (1)   with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

          (2)   with respect to a partnership, the Board of Directors of the general partner of the partnership;

          (3)   with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

          (4)   with respect to any other Person, the board or committee of such Person serving a similar function.

        "Business Day" means any day other than a Legal Holiday.

        "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

        "Capital Stock" means:

          (1)   in the case of a corporation, corporate stock;

          (2)   in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

          (3)   in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

          (4)   any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock, including, in each case, Preferred Stock.

        "Collateral" means all properties and assets at any time owned or acquired by the Company or any of the Guarantors, other than Excluded Assets.

        "Collateral Agent" means Wells Fargo Bank, N.A., in its capacity as collateral agent under the Security Documents and this Agreement, together with its successors in such capacity.

        "Credit Agreement" means that certain Amended and Restated Revolving Credit Agreement, dated March 31, 2004, by and among the Company, Fleet National Bank, as administrative agent and as lender, and the other lenders party thereto from time to time, providing for (1) up to $15.0 million of revolving credit borrowings and (2) a separate facility for up to $15.0 million of letters of credit, in each case, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

        "Credit Agreement Agent" means Fleet National Bank, in its capacity as collateral agent under the Priority Lien Security Documents, and any successor thereto in such capacity.

        "Credit Bid Rights" means, in respect of any order relating to a sale of assets in any Insolvency or Liquidation Proceeding, that:

          (1)   such order grants the Holders of Notes (individually and in any combination) the right to bid at the sale of such assets and the right to offset such holders' claims secured by Note Liens upon such assets against the purchase price of such assets if the bid of such holders:

            (a)   is the highest bid or otherwise determined by the court to be the best offer at the sale; and

            (b)   includes a cash purchase price component payable at the closing of the sale in an amount that would be sufficient on the date of the closing of the sale, if such amount were applied to such payment on such date, to pay all unpaid Priority Lien Obligations (except Unasserted Contingent Obligations) and to satisfy all Liens entitled to priority over the Priority Liens that attach to the proceeds of the sale, and such order requires or permits such amount to be so applied; and

          (2)   such order allows the claims of the Holders of Notes in such Insolvency or Liquidation Proceeding to the extent required for the grant of such rights.

        "Credit Facilities" means one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, if it continues uncured, an Event of Default.

        "Discharge of the Priority Lien Obligations" means termination of all commitments to extend credit that would constitute Priority Lien Debt, payment in full in cash of the principal of and interest and premium (if any) on all Priority Lien Debt (except undrawn letters of credit), discharge or cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of liens under the terms of the applicable Priority Lien Document) of all letters of credit outstanding under any Priority Lien Debt, and payment in full in cash of all other Priority Lien Obligations (except Unasserted Contingent Obligations) that are outstanding and unpaid at the time the Priority Lien Debt is Discharged. "Discharged" shall have the correlative meaning.

        "equally and ratably" means, in reference to any sharing of Liens or proceeds from the enforcement of the Collateral Agent's security interests in the Collateral as among the holders of Note Obligations, that such Liens or proceeds:

          (1)   shall be allocated and distributed first to the Trustee, for account of the holders of Notes, ratably in proportion to the principal of and interest and premium (if any) outstanding when the allocation or distribution is made, and thereafter; and

          (2)   shall be allocated and distributed (if any such proceeds remain after payment in full of all of the principal of and interest and premium (if any) on all outstanding Note Debt) to the Trustee, for account of the holders of any remaining Note Obligations with respect to the Notes, ratably in proportion to the aggregate unpaid amount of such remaining Note Obligations due and demanded (with written notice to the Trustee and the Collateral Agent) prior to the date such distribution is made.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Event of Default" has the meaning set forth in Section 6.01 of the Indenture.

        "Excluded Assets" means:

          (1)   any lease, license, contract, property right or agreement to which the Company or any Guarantor is a party or any of its rights or interests thereunder if and only for so long as the grant of a security interest therein under the Security Documents (i) is prohibited by law or would constitute or result in the abandonment, invalidation or unenforceability of any right, title or interest of the grantor of such security interest therein pursuant to applicable law, or (ii) would require the consent of third parties that are not an Affiliate of the Company or any Guarantor and such consent has not been obtained or waived after the Company, or the applicable Guarantor, as the case may be, has used commercially reasonable efforts to try to obtain such consent or a waiver thereof, or (iii) other than as a result of a breach of the provisions thereof, would constitute a default under or result in a termination of such lease, permit, license, contract, property right or agreement, in each case, (other than to the extent that any such provisions thereof would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law); provided that, immediately upon (a) the unenforceability, ineffectiveness, lapse or termination of (i) such prohibition, (ii) the provisions that would be so breached or (iii) such breach, default or termination or (b) the obtaining of any such consent or waiver, the Excluded Assets shall not include, and the Company or applicable Guarantor, as the case may be, shall be deemed immediately and automatically to have granted a security interest in, all such leases, licenses, contracts, property rights and agreements and such other rights and interests thereunder as if such prohibition, the provisions that would be so breached or such breach, default or termination had never been in effect and as if such consent had not been required;

          (2)   all "securities" of any of the Company's "affiliates" (as the terms "securities" and "affiliates" are used in Rule 3-16 of Regulation S-X under the Securities Act);

          (3)   money, deposit accounts and letter-of-credit rights that are not supporting obligations, all as defined in Article 9 of the New York Uniform Commercial Code (except that the exclusion of money, deposit accounts and letter-of-credit rights that are not supporting obligations from the Collateral will not affect, limit or impair any security interest of the Collateral Agent in any proceeds of Collateral at any time held as money, held on deposit in any deposit account or constituting letter-of-credit rights); provided that in the event, and to the extent, that, after the date of the Indenture, the security interest granted therein may be perfected by the filing of a financing statement under the Uniform Commercial Code of the relevant jurisdiction, money, deposit accounts and letter-of-credit rights that are not supporting obligations shall cease to be Excluded Assets;

          (4)   (i) any foreign intellectual property of the Company or any of its Restricted Subsidiaries, or (ii) any automobiles, trailers, vehicles or the like of the Company or any of its Restricted Subsidiaries subject to a certificate-of-title statute (within the meaning of Article 9 of the New York Uniform Commercial Code), in each case, in which a security interest may not be perfected by the filing of a financing statement under the Uniform Commercial Code of the relevant jurisdiction;

          (5)   any other property or assets in which a security interest cannot be perfected by the filing of a financing statement under the Uniform Commercial Code of the relevant jurisdiction, so long as the aggregate Fair Market Value of all such property excluded under this clause (5) does not at any time exceed $1.0 million (except that the exclusion of such property from the Collateral will not affect, limit or impair any security interest of the Collateral Agent in any proceeds of Collateral at any time held as personal property of a type in which a security interest cannot be perfected by the filing of a financing statement under the Uniform Commercial Code of the relevant jurisdiction);

          (6)   Subject to the proviso to clause (1) of this definition, any real property leased by the Company or any Guarantor; provided that (a) the Company or such Guarantor, as the case may be, shall have used commercially reasonable efforts to obtain the consent of the applicable landlord to the grant of a security interest in favor of the Collateral Agent to secure the Note Obligations in (i) any such leased real property in which the Priority Lien Collateral Agent or any holder of Priority Lien Obligations holds a security interest to secure Priority Lien Obligations and (ii) the Sale-Leaseback Properties, and (b) such consent shall not have been obtained;

          (7)   at any time, any real property interest acquired by the Company or any of its Restricted Subsidiaries after the date of the Indenture in which the Collateral Agent does not have a perfected security interest on such acquisition date, solely to the extent the Company or such Restricted Subsidiary was not then required to grant the Collateral Agent a perfected security interest therein under the Indenture;

          (8)   any assets or properties in which the Collateral Agent is required to release its Note Liens securing Note Obligations pursuant to Section 10.06 of the Indenture, provided that if such Liens are required to be released as a result of the sale, transfer or other disposition of any assets or properties of the Company or any Guarantor, such assets or properties shall cease to be "Excluded Assets" under this clause (8) if the Company or any Guarantor thereafter acquires or reacquires such assets or properties; and

          (9)   at any time Priority Lien Obligations exist that have not been Discharged, any properties or assets (other than those specified in clauses (1) through (8) above) acquired by the Company or any Guarantor after the date of the Indenture in which the Priority Lien Collateral Agent or the holders of the requisite percentage of Priority Lien Debt do not obtain a security interest to secure Priority Lien Debt; provided that the aggregate Fair Market Value of all such property and assets does not exceed $500,000;

provided that no asset or property will constitute an Excluded Asset for so long as it is subject to a Priority Lien other than (i) securities of an affiliate to the extent such securities would otherwise be "Excluded Assets" under clause (2) of this definition, (ii) any leased real property held by the Company or any Guarantor from time to time to the extent such leased real property would otherwise be an "Excluded Asset" under clause (6) of this definition or (iii) any deposit account to the extent such deposit account would otherwise be an "Excluded Asset" under clause (3) of this definition; provided that (a) the Company or the applicable Guarantor, as the case may be, shall have used all commercially reasonable efforts to cause a perfected security interest in such deposit accounts and (b) such perfected security interest shall not have been granted.

        "Fair Market Value" means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company, which determination will be conclusive (unless otherwise provided in the Indenture).

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

        "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

        "Guarantor" means any Subsidiary of the Company that executes a Note Guarantee in accordance with the provisions of the Indenture and its successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the Indenture.

        "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

          (1)   interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

          (2)   other agreements or arrangements designed to manage interest rates or interest rate risk; and

          (3)   other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

        "Holder" means a person in whose name a Note is registered.

        "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

          (1)   in respect of borrowed money;

          (2)   evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

          (3)   in respect of banker's acceptances;

          (4)   representing Capital Lease Obligations;

          (5)   representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

          (6)   representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes (a) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and (b) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

        "Initial Notes" means the first $105.0 million aggregate principal amount of Notes issued under the Indenture on the date of the Indenture.

        "Insolvency or Liquidation Proceeding" means:

          (1)   any case commenced by or against the Company or any other Obligor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Company or any other Obligor, any receivership or assignment for the benefit of creditors relating to the Company or any other Obligor or any similar case or proceeding relative to the Company or any other Obligor or its creditors, as such, in each case whether or not voluntary;

          (2)   any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Company or any other Obligor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

          (3)   any other proceeding of any type or nature in which substantially all claims of creditors of the Company or any other Obligor are determined and any payment or distribution is or may be made on account of such claims.

        "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions are closed or are authorized by law, regulation or executive order to remain closed (1) in the City of New York, (2) in the city in which the Corporate Trust Office of the Trustee is located, (3) at a place of payment or (4) at any other location identified in the definition of "Business Day" (or the equivalent thereof) in the applicable Priority Lien Document; provided that the Trustee and the Collateral Agent have previously been advised of such location in writing; and provided, further, that, for purposes of the Credit Agreement, such location shall be Boston, Massachusetts, unless and until the Trustee and the Collateral Agent are notified in writing of any substitute or additional location. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday.

        "Lenders" means, at any time, the parties then holding (or committed to provide) loans, letters of credit or other extensions of credit or obligations that constitute (or when provided will constitute) Priority Lien Obligations.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell give a security interest in and any filing of or agreement to give any financing statement relating to a lien on an asset under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

        "Liquidated Damages" means all liquidated damages then owing pursuant to the Registration Rights Agreement.

        "Non-Recourse Debt" means Indebtedness:

          (1)   as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

          (2)   no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

          (3)   as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

        "Note Debt" means:

          (1)   the Initial Notes; and

          (2)   any Additional Notes that are permitted to be incurred under the Indenture provided, that the satisfaction of the requirement in clause (2) shall be conclusively established, for purposes of entitling the holders of Additional Notes to share equally and ratably with the other holders of Note Obligations in the benefits and proceeds of the Collateral Agent's security interests in the Collateral, if the Company delivers to the Collateral Agent an Officers' Certificate stating that such requirement has been satisfied and that the Additional Notes constitute "Note Obligations," and the holders of such Additional Notes and Obligations in respect thereof will be entitled to rely conclusively thereon.

        "Note Documents" means, collectively, the Indenture, the Notes (including any Additional Notes), the Note Guarantees, the Security Documents, the Intercreditor Agreement and all agreements governing, securing or relating to any Note Obligations.

        "Note Guarantee" means the Guarantee by each Guarantor of the Company's obligations under the Indenture and on the Notes, executed pursuant to the provisions of the Indenture.

        "Note Lien" means a Lien granted pursuant to a Security Document by the Company or any other Obligor to the Collateral Agent (or any other holder, or representative of holders, of Note Obligations) upon any property or assets of the Company or such Obligor to secure Note Obligations.

        "Note Obligations" means Note Debt and all other Obligations in respect thereof.

        "Notes" means the 10% Senior Secured Notes due 2010 (including without limitation, Additional Notes).

        "Obligations" means:

          (1)   any principal (including reimbursement obligations with respect to letters of credit whether or not drawings have been made thereon), interest (including any interest accruing at the then applicable rate provided in any applicable Secured Debt Document after the maturity of the Indebtedness thereunder and any reimbursement obligations therein and interest accruing at the then applicable rate provided in any applicable Secured Debt Document after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, whether or not a claim for post- filing or post-petition interest is allowed in such proceeding), penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness;

          (2)   the obligation to pay an amount equal to all damages that a court shall determine any holder of the applicable Secured Debt has suffered by reason of a breach by the applicable obligor thereunder of any obligation, covenant or undertaking with respect to any applicable Secured Debt Document; and

          (3)   any net obligations of the obligor under any applicable Secured Debt Document to any holder of Secured Debt (or any representative on its behalf) or any Affiliate thereof under any Hedging Obligations in respect of interest rates or currency exchange rates.

        "Obligor" means the Company and each Restricted Subsidiary of the Company (if any) that at any time guarantees or provides collateral security or credit support for any Note Obligations.

        "Officer" means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

        "Officers' Certificate" means (1) with respect to the Company, a certificate signed on behalf of the Company by two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer, or the principal accounting officer of the Company, that meets the requirements of Section 13.05 of the Indenture, and (2) with respect to any holder of Priority Liens, a certificate signed on behalf of such holder by two Officers of such holder.

        "Opinion of Counsel" means an opinion from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of Section 13.05 of the Indenture. The counsel may be an employee of or counsel to the Company or the Trustee.

        "Permitted Liens" means:

          (1)   Liens on assets of the Company or any of its Restricted Subsidiaries securing Indebtedness and other Obligations under Credit Facilities that was incurred pursuant to clause (1) of the definition of "Permitted Debt" contained in the Indenture;

          (2)   Liens in favor of the Company or the Guarantors;

          (3)   Liens on property or shares of Capital Stock of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Subsidiary;

          (4)   Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to such acquisition and not incurred in contemplation of such acquisition;

          (5)   Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature, in each case, other than for the payment of Indebtedness incurred in the ordinary course of business (including, without limitation, rights of offset and set-off);

          (6)   Liens to secure Indebtedness permitted by clause (4) of the definition of "Permitted Debt" contained in the Indenture, in each case covering only the assets acquired with or financed by such Indebtedness;

          (7)   Liens existing on the date of the Indenture;

          (8)   Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

          (9)   pledges or deposits by a Person under worker's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases or licenses to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

          (10) Liens imposed by law, such as carriers', warehousemen's, landlord's and mechanics' Liens, in each case, incurred in the ordinary course of business;

          (11) judgment Liens not giving rise to an Event of Default under the Indenture so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

          (12) Liens arising solely by virtue of any statutory or common law provision relating to banker's Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company or any of its Restricted Subsidiaries in excess of those set forth by regulations promulgated by the Federal Reserve Board and (b) such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;

          (13) with respect to the Company or any of its Restricted Subsidiaries, survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other similar restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Company or such Restricted Subsidiary, as the case may be;

          (14) Liens securing Hedging Obligations so long as such Hedging Obligations relate to Indebtedness that is permitted to be incurred under the Indenture;

          (15) Note Liens;

          (16) leases or subleases granted to Persons other than the Company or any of its Restricted Subsidiaries in the ordinary course of business, and not materially interfering with the ordinary course of business of the Company or any of its Restricted Subsidiaries;

          (17) Liens under licensing agreements entered into by the Company or any of its Restricted Subsidiaries for use of intellectual property entered into in the ordinary course of business;

          (18) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

          (19) (a) Liens securing Indebtedness under Credit Facilities and (b) Liens to secure Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money indebtedness, in each case that, at the time that such Indebtedness was incurred, after giving pro forma effect to such Indebtedness as if such Indebtedness had been incurred at the beginning of the four fiscal quarters most recently completed prior to the date of such incurrence for which internal financial statements are available, and to the pro forma application of the net proceeds of such Indebtedness, did not result in a Fixed Charge Coverage Ratio for such four-quarter period that was less than 3.0 to 1;

          (20) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the Indenture; provided, however, that:

            (a)   the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

            (b)   the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

          (21) Liens securing reimbursement obligations with respect to letters of credit permitted under clause (13) of the definition of "Permitted Debt" contained in the Indenture which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

          (22) Liens to secure Indebtedness permitted by clause (14) of the definition of "Permitted Debt" contained in the Indenture; and

          (23) Liens incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries securing obligations (other than obligations under any Credit Facility) that do not exceed $500,000 at any time outstanding.

        "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness), including Indebtedness of the Company or any Restricted Subsidiary used to refinance Permitted Refinancing Indebtedness; provided that:

          (1)   the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

          (2)   such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

          (3)   if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

          (4)   such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

        "Pledged Collateral" means (1) any tangible property in the possession of the Priority Lien Collateral Agent (or its agents or bailees) in which a security interest is perfected by such possession, including, without limitation, negotiable documents, goods, instruments, money or tangible chattel paper or (2) any other Collateral as to which the Priority Lien Collateral Agent (or its agents or bailees) has control and in which a security interest is perfected by such control including, without limitation, any investment property, cash collateral account, deposit account, electronic chattel paper or letter of credit rights. For purposes hereof, the terms "negotiable documents," "goods," instruments," "money," "tangible chattel paper," "investment property," "deposit account," "electronic chattel paper" and "letter of credit rights" shall have the meanings given such terms in the New York Uniform Commercial Code, as in effect on the date hereof.

        "Preferred Stock" means any Equity Interest with preferential right of payment (i) of dividends, or (ii) upon liquidation, dissolution or winding up of the issuer of such Equity Interest.

        "Priority Lien" means a Lien granted pursuant to a Priority Lien Security Document by the Company or any other Obligor to any holder, or representative of holders, of Priority Lien Obligations upon any property or assets of the Company or such Obligor to secure Priority Lien Obligations.

        "Priority Lien Collateral Agent" means the Credit Agreement Agent or, after all Priority Lien Obligations in respect of the Credit Agreement have been Discharged, a single representative of all holders of Priority Liens most recently designated by the Company in an Officers' Certificate delivered to the Trustee and Collateral Agent or the successor of such representative in its capacity as such.

        "Priority Lien Debt" means:

          (1)   the principal amount of any Indebtedness which, when incurred (or, in the case of any reimbursement obligation for a letter of credit issued under any Credit Facility, when such letter of credit was issued), either (a) was permitted to be secured by Liens permitted by clause (1), (19)(a), (21) or (22) of the definition of "Permitted Liens" or (b) was incurred (or, in the case of any such reimbursement obligation, relates to a letter of credit that was issued) upon delivery to the Priority Lien Collateral Agent, the Trustee and the Collateral Agent of an Officers' Certificate to the effect that, at the time of such incurrence, such Indebtedness was permitted to be secured by Liens permitted by clause (1), (19)(a), (21) or (22) of the definition of "Permitted Liens," including without limitation any such Indebtedness incurred in any Insolvency or Liquidation Proceeding to the extent constituting Indebtedness permitted to be secured by Liens permitted by clause (1), (19)(a), (21) or (22) of the definition of "Permitted Liens"(it being agreed that, for purposes of qualifying as "Priority Lien Debt," any loan advanced or letter of credit issued under a line of credit will be deemed "incurred" at the time the Credit Facility governing such Indebtedness is entered into); provided that any holder of Priority Lien Debt and the Priority Lien Collateral Agent shall be conclusively entitled to rely on an Officers' Certificate from the Company addressed to any such holder or the Priority Lien Collateral Agent (a copy of which Officers' Certificate is provided substantially concurrently to the Collateral Agent and the Trustee) that any borrowings, issuances of letters of credit or other extensions of credit under any Credit Facility were incurred, and are permitted to be incurred, under the terms of the Indenture; and

          (2)   Hedging Obligations permitted to be secured by Liens permitted by clause (14) of the definition of "Permitted Liens"; provided that, pursuant to the Credit Agreement, the Hedging Obligations secured thereby are secured by and all and Liens securing Indebtedness incurred under the Credit Agreement.

        "Priority Lien Documents" means the Credit Agreement, the Priority Lien Security Documents and all other agreements governing, securing or relating to any Priority Lien Obligations (other than this Agreement).

        "Priority Lien Obligation" means the Priority Lien Debt and all other Obligations of the Company or any Obligor under the Priority Lien Documents.

        "Priority Lien Security Documents" means one or more security agreements, pledge agreements, collateral assignment, mortgages, deed of trust or other grants or transfers for security executed and delivered by the Company or any other Obligor creating (or purporting to create) a Lien upon property owned or to be acquired by the Company or any other Obligor in favor of any holder or holders of Priority Lien Debt, or any trustee, agent or representative acting for any such holders, as security for any Priority Lien Obligations, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms.

        "Registration Rights Agreement" means the Registration Rights Agreement, dated as of March 31, 2004, among the Company, the Guarantors and the other parties named on the signature pages thereof, as such agreement may be amended, modified or supplemented from time to time and, with respect to any Additional Notes, one or more registration rights agreements among the Company, the Guarantors and the other parties thereto, as such agreement(s) may be amended, modified or supplemented from time to time, relating to rights given by the Company to the purchasers of Additional Notes to register such Additional Notes under the Securities Act of 1933, as amended.

        "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

        "Sale-leaseback Properties" means each of the following properties to be acquired by CRICACAPULCO, LLC from El Torito Restaurants, Inc. on or around the date of the Indenture and concurrently leased back by CRICACAPULCO, LLC to El Torito Restaurants, Inc. (or, in the case of the property listed in clause (2) below, Acapulco Restaurants, Inc.):

          (1)   8855 Tampa Ave, Northridge, Los Angeles County, California;

          (2)   3113 West Olive Ave, Burbank, Los Angeles County, California;

          (3)   11185 South Town Square, Green Park, St. Louis County, Missouri;

          (4)   12380 St. Charles Rock Road, Bridgeton, St. Louis County, Missouri; and

          (5)   12796 Manchester Road, Des Peres, St Louis County, Missouri.

        "Secured Debt" means Note Debt and Priority Lien Debt.

        "Secured Debt Documents" means the Note Documents and the Priority Lien Documents

        "Security Documents" means one or more security agreements, pledge agreements, collateral assignments, mortgages, collateral agency agreements, control agreements, deeds of trust or other grants or transfers for security executed and delivered by the Company or any other Obligor creating (or purporting to create) a Note Lien upon Collateral, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms.

        "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the Indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

        "Subsidiary" means, with respect to any specified Person:

          (1)   any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders' agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

          (2)   any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

        "Unasserted Contingent Obligations" means, at any time, Obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at such time (except (i) the principal of and interest and premium (if any) on, and fees relating to, any Indebtedness, (ii) contingent obligations to reimburse the issuer of an outstanding letter of credit for amounts that may be drawn or paid thereunder and (iii) any such contingent claims or demands as to which the Priority Lien Collateral Agent or any holder of Priority Lien Obligations has then notified the Company).

        "Unrestricted Subsidiary" means any Subsidiary of the Company is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of

Directors, and any Subsidiary of such Unrestricted Subsidiary, but only to the extent that such Subsidiary:

          (1)   has no Indebtedness other than Non-Recourse Debt;

          (2)   except as permitted by the Indenture, is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

          (3)   is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

          (4)   has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

          (1)   the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

          (2)   the then outstanding principal amount of such Indebtedness.

ARTICLE 2.
REPRESENTATIONS AND WARRANTIES

        Section 2.1    Representations and Warranties of Collateral Agent.    The Collateral Agent represents, warrants, acknowledges and agrees that (1) it is authorized to enter into this Agreement, (2) it has the corporate power and authority and the legal right to execute and deliver and perform its obligations under this Agreement and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement, and (3) this Agreement constitutes a legal, valid and binding obligation of the Collateral Agent, enforceable against the Collateral Agent in accordance with its terms.

        Section 2.2    Representations and Warranties of Trustee.    The Trustee represents, warrants, acknowledges and agrees that (1) it is authorized to enter into this Agreement, (2) it has the corporate power and authority and the legal right to execute and deliver and perform its obligations under this Agreement and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement, and (3) this Agreement constitutes a legal, valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms.

        Section 2.3    Representations and Warranties of Administrative Agent.    The Administrative Agent represents, warrants, acknowledges and agrees on behalf of itself and the Lenders under the Credit Agreement on the date hereof that (1) it is authorized to enter into this Agreement on behalf of itself and such Lenders, (2) it has the corporate power and authority and the legal right to execute and deliver and perform its obligations under this Agreement and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement, and (3) this Agreement constitutes a legal, valid and binding obligation of the Administrative Agent, enforceable against the Administrative Agent in accordance with its terms.

ARTICLE 3.
INTERCREDITOR RELATIONS

        Section 3.1    Agreement for the Benefit of Holders of Priority Liens.    The Trustee and the Collateral Agent agree, and each Holder of Notes by accepting a Note agrees, that (1) the Note Liens are, to the extent and in the manner provided in this Article 3, junior and subordinate in ranking to all Priority Liens, whenever granted or attaching, upon any present or future Collateral and (2) the Priority Liens, whenever granted or attaching, upon any present or future Collateral, will be prior and senior to the Note Liens.

        Section 3.2    Ranking.    Notwithstanding (1) anything to the contrary contained in the Security Documents, (2) the time of incurrence of any Secured Debt, (3) the time, order or method of attachment of the Note Liens or the Priority Liens, (4) the time or order of filing or recording of financing statements or other documents filed or recorded to perfect any Lien upon any Collateral, (5) the time of taking possession or control over any Collateral, (6) the rules for determining priority under the Uniform Commercial Code or any other law governing relative priorities of secured creditors, (7) that any Priority Lien may not have been perfected, (8) that any Priority Lien may be or have become subordinated, by equitable subordination or otherwise, to any other Lien, or (9) any other circumstance of any kind or nature whatsoever, whether similar or dissimilar to any of the foregoing, the Note Liens will in all circumstances be junior and subordinate in ranking to all Priority Liens, whenever granted, upon any present or future Collateral, and the Priority Liens, whenever granted, upon any present or future Collateral will be prior and superior to the Note Liens.

        Section 3.3    Collateral Sharing with Additional Notes.    Any Additional Notes issued under the Indenture in accordance with the requirements set forth in the definition of "Note Debt" and permitted to be incurred under Section 4.09 of the Indenture and permitted to be incurred under the Credit Facilities will be treated as Note Obligations for all purposes under the Indenture and the Security Documents.

        Section 3.4    Restriction on Enforcement of Note Liens.

        (a)   So long as any Priority Lien Obligations exist that have not been Discharged, the holders of Priority Liens will have the exclusive right to enforce, foreclose, collect or realize upon any Collateral. Subject to Section 3.15 and the second set of clauses (1) through (4) set forth below, the Trustee and Holders of Notes will not authorize or instruct the Collateral Agent, and the Collateral Agent will not, and will not authorize or direct any Person acting for it, the Trustee or any holder of Note Obligations, to exercise any right or remedy with respect to any Collateral (including any right of set-off) or take any action to enforce, collect or realize upon any Collateral, including without limitation, any right, remedy or action to:

          (1)   take possession of or control over any Collateral;

          (2)   exercise any collection rights in respect of any Collateral or retain any proceeds of accounts and other obligations receivable paid to it directly by any account debtor;

          (3)   exercise any right of set-off against any Collateral;

          (4)   foreclose upon any Collateral or take or accept any transfer of title in lieu of foreclosure upon any Collateral;

          (5)   enforce any claim to the proceeds of insurance upon any Collateral;

          (6)   deliver any notice, claim or demand relating to the Collateral to any Person (including any securities intermediary, depositary bank or landlord) in the possession or control of any Collateral or acting as bailee, custodian or agent for any holder of Priority Liens in respect of any Collateral;

          (7)   otherwise enforce any remedy available upon default for the enforcement of any Lien upon the Collateral;

          (8)   deliver any notice or commence any proceeding for any of the foregoing purposes; or

          (9)   seek relief in any Insolvency or Liquidation Proceeding permitting it to do any of the foregoing;

except that, in any event, any such right or remedy may be exercised and any such action may be taken, authorized or instructed:

          (1)   without any condition or restriction whatsoever, so long as no Priority Lien Obligations exist that have not been Discharged;

          (2)   as necessary to redeem any Collateral in a creditor's redemption permitted by law or to deliver any notice or demand necessary to enforce (subject to no Priority Lien Obligations existing that have not been Discharged) any right to claim, take or receive proceeds of Collateral remaining at any time when no Priority Lien Obligations exist that have not been Discharged in the event of foreclosure or other enforcement of any prior Lien;

          (3)   as necessary to perfect, or maintain the perfection or priority of, a Lien upon any Collateral by any method of perfection except through possession or control; or

          (4)   as necessary to prove, preserve or protect (but not enforce) the Note Liens, in each case, subject to the provisions of the Security Documents.

        (b)   Subject to clauses (1) through (3) of Section 3.15, so long as there are any Priority Lien Obligations existing that have not been Discharged, none of the Holders of Notes, the Trustee or the Collateral Agent will:

          (1)   request judicial relief, in an Insolvency or Liquidation Proceeding or in any other court, that would hinder, delay, limit or prohibit the lawful exercise or enforcement of any right or remedy otherwise available to the holders of Priority Liens in respect of Priority Liens or that would limit, invalidate, avoid or set aside any Priority Lien or Priority Lien Security Document or subordinate the Priority Liens to the Note Liens or grant the Priority Liens equal ranking to the Note Liens;

          (2)   oppose or otherwise contest any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement of Priority Liens made by any holder of Priority Liens in any Insolvency or Liquidation Proceeding;

          (3)   oppose or otherwise contest any lawful exercise by any holder of Priority Liens of the right to credit bid Priority Debt at any sale in foreclosure of Priority Liens;

          (4)   oppose or otherwise contest any other request for judicial relief made in any court by any holder of Priority Liens relating to the lawful enforcement of any Priority Lien; or

          (5)   challenge the enforceability, perfection or the validity of the Priority Lien Obligations or the Priority Liens.

        (c)   Except for payments received free from the Priority Liens as provided in this Section 3.4, all proceeds of Collateral received by the Trustee or the Collateral Agent at any time when any Priority Lien Obligations exist that have not been Discharged will be held by the Trustee or the Collateral Agent for account of the holders of Priority Liens and remitted to the Priority Lien Collateral Agent upon demand by the Priority Lien Collateral Agent. To the extent provided by applicable law, the Note Liens will remain attached to and, subject to this Article 3, enforceable against all proceeds so held or remitted.

        (d)   Except for payments that are made from or constitute proceeds of property subject to Priority Liens and that are received by the Trustee or the Collateral Agent or any holder of Note Obligations at any time when any Priority Lien Obligations exist that have not been Discharged and after (i) the commencement of any Insolvency or Liquidation Proceeding in respect of the Company or the grantor of any Priority Lien or (ii) the Trustee and the Collateral Agent have received written notice from the Priority Lien Collateral Agent stating that (A) the Priority Debt has become due and payable in full (whether at maturity, upon acceleration or otherwise) or (B) the holders of Priority Liens have become entitled to, and desire to, enforce any or all of the Priority Liens by reason of a default under Priority Lien Documents:

          (1)   no payment of money (or the equivalent of money) made by the Company or any other Obligor to the Trustee, the Collateral Agent, any Holder of Notes or any other holder of Note Obligations (including, without limitation, payments or prepayments made for application to Note Obligations) or any other payments or deposits made pursuant to any provision of the Indenture, any other Note Document and this Agreement will in any event be subject to the foregoing provisions of this Section 3.4 or otherwise affected by any of the provisions of Section 3.15; and

          (2)   all payments permitted to be received under this Section 3.4 will be received by the Trustee, the Collateral Agent, the Holders of Notes and the other holders of Note Obligations free from the Priority Liens and all other Liens thereon except the Note Liens.

        (e)   Notwithstanding any other provision of the Indenture or any other Note Document, the right of any Holder of a Note to receive from the Company or Note Guarantors, payment of the principal, premium and Liquidated Damages, if any, and interest on the Notes held by such Holder, on or after the respective due dates for payment from the Company or the Note Guarantors expressed in the Note (including in connection with an offer to purchase), or to institute suit against the Company or the Note Guarantors for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder; provided that a Holder shall not have the right to institute any such suit against the Company or the Note Guarantors for the enforcement of payment if and to the extent that the surrender or prosecution thereof or the entry of judgment therein would, under applicable law, result in the surrender, impairment, waiver or loss of the Lien of the Indenture upon any property subject to such Lien.

        Section 3.5    Insolvency or Liquidation Proceedings.

        (a)   The provisions of this Article 3 will be applicable both before and after the filing of any petition by or against any Obligor under any insolvency or bankruptcy law and all converted or succeeding cases in respect thereof, and all references herein to any Obligor shall be deemed to apply to the trustee for such Obligor and such Obligor as a debtor-in-possession. The relative rights of secured creditors in or to any distributions from or in respect of any Collateral or proceeds of Collateral shall continue after the filing of such petition on the same basis as prior to the date of such filing, subject to any court order approving the financing of, or use of cash collateral by any Obligor as a debtor-in-possession. If, in any Insolvency or Liquidation Proceeding and at any time any Priority Lien Obligations exist that have not been Discharged, all of the Lenders (or the holders of the requisite percentage of Priority Lien Obligations as may have the power to bind all of them):

          (1)   consent to any order for use of cash collateral or agree to the extension of any Priority Lien Debt (including, without limitation, any debtor-in-possession financing) to any Obligor to the extent constituting Indebtedness permitted to be secured by Liens permitted by clause (1), (19)(a), (21) or (22) of the definition of "Permitted Liens";

          (2)   consent to any order granting any priming lien, replacement lien, cash payment or other relief on account of Priority Lien Obligations as adequate protection (or its equivalent) for the interests of the holders of Priority Liens in the property subject to such Priority Liens; and

          (3)   consent to any order relating to a sale of assets of the Company or any other Obligor that:

            (i)    provides, to the extent the sale is to be free and clear of Liens, that all Priority Liens and Note Liens will attach to the proceeds of the sale; and

            (ii)   grants Credit Bid Rights to the Holders of Notes;

then, the holders of Note Obligations, the Trustee and the Collateral Agent will not oppose or otherwise contest the entry of such order (except that any order approving a sale of assets or the bidding procedures for any sale of assets may be opposed or otherwise contested by them based on any ground that may be asserted by a holder of unsecured claims), so long as none of the holders of Priority Lien Obligations, the Priority Lien Collateral Agent or any representative acting for one or more of the holders of Priority Lien Obligations in any respect opposes or otherwise contests any request made by the holders of Note Obligations for the grant to the Collateral Agent, for the benefit of the holders of Note Obligations and as adequate protection (or its equivalent) for the Collateral Agent's interest in the Collateral under the Note Liens, of a junior lien upon any property upon which a Lien is (or is to be) granted under the order to secure the Priority Lien Obligations co-extensive in all respects with, but subordinated (as set forth in this Article 3) in all respects to, such Lien and all Priority Liens upon the property.

        (b)   The Holders of Note Obligations, the Trustee and the Collateral Agent will not file or prosecute in any Insolvency or Liquidation Proceeding any motion for adequate protection (or any comparable request for relief) based upon their interests in the Collateral under the Note Liens, except that:

          (1)   they may freely seek and obtain relief granting a junior lien co-extensive in all respects with, but subordinated (as set forth in this Article 3) in all respects to, all Liens granted in such Insolvency or Liquidation Proceeding to the holders of Priority Lien Debt;

          (2)   they may assert rights in connection with the confirmation of any plan of reorganization or similar dispositive restructuring plan; and

          (3)   they may freely seek and obtain any relief upon a motion for adequate protection or for relief from the automatic stay (or any comparable relief), without any condition or restriction whatsoever, at any time when no Priority Lien Obligations exist that have not been Discharged.

        (c)   If, in any Liquidation or Insolvency Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, both on account of Priority Lien Debt and on account of the Note Debt, then, to the extent the debt obligations distributed on account of the Priority Lien Debt and on account of the Note Debt are secured by Liens upon the same property or type of property, the provisions of this Article 3 will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

        (d)   The Holders of Note Obligations, the Trustee and the Collateral Agent will not assert or enforce, at any time when any Priority Lien Obligations exist that have not been Discharged, any claim under !506(c) of the United States Bankruptcy Code senior to or on a parity with the Priority Liens for costs or expenses of preserving or disposing of any Collateral.

        Section 3.6    Release of Collateral upon Sale or Other Disposition.

        (a)   At any time Priority Lien Obligations exist that have not been Discharged, the Note Liens will be released in part with respect to any asset constituting Collateral (whether or not any Insolvency or Liquidation Proceeding is pending at the time):

          (1)   upon delivery by the Company (or the holder of any Priority Lien) to the Trustee and the Collateral Agent of an Officers' Certificate certifying that the asset has been (or concurrently with the release of the Note Liens thereon will be) sold, transferred or otherwise disposed of by the Company or a Guarantor to a Person other than the Company, any of the Company's Restricted Subsidiaries or any other Obligor in a transaction permitted by each of the Note Documents, at the time of sale or disposition; provided that the Note Liens will not be released if the sale, transfer or other disposition is subject to Section 5.01 of the Indenture;

          (2)   upon delivery by the Company to the Trustee and the Collateral Agent of an Officers' Certificate certifying that the asset is owned or has been acquired by a Guarantor that has been released from its Note Guarantee (including by virtue of a Subsidiary Guarantor becoming an Unrestricted Subsidiary); provided that any subsequent guarantee or reinstated guarantee made by such Guarantor shall be subject to the Indenture;

          (3)   at any time there are Priority Lien Obligations which have not been Discharged, upon delivery by the Company of the required Officers' Certificate to the Trustee and the Collateral Agent in accordance with the provisions of the Indenture relating to the release of Note Liens subject to the Indenture; and

          (4)   upon delivery by the Company (or any holder of Priority Lien Obligations) to the Trustee and the Collateral Agent of an Officers' Certificate certifying that the asset has been (or concurrently with the release of the Note Liens thereon will be) sold, transferred or otherwise disposed of by the holder of any Priority Lien securing Priority Lien Obligations in a foreclosure or other enforcement proceeding or by an Obligor in lieu of a sale by the holders of the Priority Lien Obligations in a foreclosure or enforcement proceeding.

        (b)   Notwithstanding the provisions of Section 3.6(a), the Note Liens on the proceeds of such Collateral paid or payable in connection with any sale or other disposition of an asset described in Section 3.6(a) shall not be released.

        Section 3.7    Release of Note Guarantees upon Sale or Other Disposition.

        (a)   If, at any time when any Priority Lien Obligations exist that have not been Discharged, the Company or the holder of any Priority Lien delivers an Officers' Certificate to the Trustee and the Collateral Agent certifying that the conditions for release of the Note Guarantee of a Guarantor set forth in clause (1), (2), (3), (4) or (5) of Section 3.7(b) have been satisfied, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Note Guarantee of such Guarantor will automatically be released.

        (b)   At any time Priority Lien Obligations exist that have not been Discharged, the Note Guarantee of a Guarantor will be released (whether or not an Insolvency or Liquidation Proceeding is then pending):

          (1)   in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate Section 4.10 of the Indenture; provided that the Guarantor's Note Guarantee will not be released if the sale or disposition is subject to Section 5.01 of the Indenture;

          (2)   in connection with any sale or other disposition of all of the Capital Stock of that Guarantor (whether directly by transfer of Capital Stock issued by that Guarantor or indirectly by transfer of Capital Stock of other Subsidiaries that, directly or indirectly, own Capital Stock issued by that Guarantor) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate Section 4.10 of the Indenture; provided that the Guarantor's Note Guarantee will not be released if the sale or disposition is subject to Section 5.01 of the Indenture;

          (3)   in connection with any sale or other disposition of less than all of the Capital Stock of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if (a) the sale or other disposition does not violate Section 4.10 of the Indenture; and (b) immediately after giving effect to such sale or disposition, that Guarantor ceases to be a Subsidiary of the Company; provided that the Guarantor's Note Guarantee will not be released if the sale or disposition is subject to Section 5.01 of the Indenture;

          (4)   if the Company designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture; or

          (5)   upon legal defeasance or covenant defeasance or satisfaction and discharge of the Indenture as provided in Article 8 of the Indenture.

        Section 3.8    Amendment of Security Documents.

        (a)   At any time when any Priority Lien Obligations exist that have not been Discharged, the Collateral Agent will not enter into, and the Trustee and the Holders of Notes will not authorize or direct, any amendment of or supplement to any Security Document relating to any Collateral that would make such Security Document inconsistent in any material respect with the comparable provisions of the Priority Lien Security Documents upon such Collateral and no such amendment or supplement will be enforceable.

        (b)   For the purposes of Section 3.8(a), (1) no inconsistency reflected in the Security Documents delivered in connection with the issuance of the Notes, as compared with the comparable provisions of the applicable Priority Lien Security Documents then in effect, will be subject to Section 3.8(a), and (2) subject to clause (1), any provision granting rights or powers to the Collateral Agent that are not granted to the holders of Priority Liens securing Priority Lien Debt will constitute a material inconsistency, except to the extent resulting solely from the failure by the holders of Priority Lien Obligations or the Priority Lien Collateral Agent to obtain a Lien on any asset or property of the Company or any of its Subsidiaries to which they or it would otherwise be entitled under the applicable Priority Lien Documents.

        (c)   For the purposes of Section 3.8(a), the Collateral Agent shall be entitled conclusively to presume that Priority Lien Obligations exist that have not been Discharged until the Priority Lien Collateral Agent has delivered a notice in writing to the Collateral Agent stating that no Priority Lien Obligations exist that have not been Discharged, and the Collateral Agent may rely conclusively on any such written notice delivered by the Priority Lien Collateral Agent. The Collateral Agent shall have no duty to determine whether or not Priority Lien Obligations exist that have not been Discharged.

        Section 3.9    Waiver of Certain Subrogation, Marshalling, Appraisal and Valuation Rights.

        (a)   To the fullest extent permitted by law, the Holders of Notes, the Trustee and the Collateral Agent agree not to assert or enforce at any time any Priority Lien Obligations exist that have not been Discharged:

          (1)   any right of subrogation to the rights or interests of holders of Priority Liens (as priority lienholders) (or any claim or defense based upon impairment of any such right of subrogation);

          (2)   any right of marshalling accorded to a junior lienholder, as against the holders of Priority Liens (as priority lienholders), under equitable principles; or

          (3)   any statutory right of appraisal or valuation accorded under any applicable state law to a junior lienholder in a proceeding to foreclose a Priority Lien.

        (b)   The Lenders, the Priority Lien Collateral Agent and the other holders of Priority Liens or Priority Lien Obligations will not have any duty whatsoever, express or implied, fiduciary or otherwise, to any holder of Note Obligations or Note Liens.

        (c)   Any holder of Note Obligations or Note Liens will not have any duty whatsoever, express or implied, fiduciary or otherwise, to the Lenders, the Priority Lien Collateral Agent and the other holders of Priority Liens or Priority Lien Obligations.

        (d)   To the maximum extent permitted by law, each of the Holders of Notes, the Trustee and the Collateral Agent waives any claim it may at any time have against the Lenders, the Priority Lien Collateral Agent or any other holder of Priority Liens or Priority Lien Obligations with respect to or arising out of any action or failure to act or any error of judgment or negligence on the part of the Lenders, the Priority Lien Collateral Agent or any other holder of Priority Liens or Priority Lien Obligations or their respective directors, officers, employees or agents with respect to any exercise of rights or remedies in respect of the Priority Liens or the Priority Lien Obligations or under the Priority Lien Documents or any transaction relating to the Collateral.

        (e)   To the maximum extent permitted by law, each of the Lenders, the Priority Lien Collateral Agent or any other holder of Priority Liens or Priority Lien Obligations waives any claim it may at any time have against any holder of Note Obligations or Note Liens, the Trustee and the Collateral Agent with respect to or arising out of any action or failure to act or any error of judgment or negligence on the part of any holder of Note Obligations or Note Liens, the Trustee and the Collateral Agent or their respective directors, officers, employees or agents with respect to any exercise of rights or remedies in respect of the Note Liens or under the Note Documents or any transaction relating to the Collateral.

        Section 3.10    Limitation on Certain Relief and Defenses.

        (a)   The Note Liens will not be forfeited, invalidated, discharged or otherwise affected or impaired by any breach of any obligation of the Holders of Notes, the Trustee or the Collateral Agent set forth in this Article 3.

        (b)   The Priority Liens will not be forfeited, invalidated, discharged or otherwise affected or impaired by any breach of any obligation of the Priority Lien Collateral Agent set forth in this Article 3.

        Section 3.11    Reinstatement.

        (a)   If the payment of any amount applied to any Priority Lien Obligations secured by any Priority Liens is later avoided or rescinded (including by settlement of any claim for avoidance or rescission) or otherwise set aside, then:

          (1)   to the fullest extent lawful, all claims for the payment of such amount as Priority Lien Obligations and, to the extent securing such claims, all such Priority Liens will be reinstated and entitled to the benefits of this Article 3; and

          (2)   if the Priority Lien Obligations were Discharged prior to such reinstatement, the contractual priority of the Priority Liens so reinstated, as set forth in Section 3.2, will be concurrently reinstated on the date and to the extent such Priority Liens are reinstated, beginning on such date, as though no Priority Lien Obligations or Priority Liens had been outstanding at any time prior to such date, and will remain effective until the Priority Lien Obligations secured by the reinstated Priority Liens are Discharged in cash;

provided that the Company shall deliver forthwith an Officers' Certificate, and/or the Priority Lien Collateral Agent or any holder of Priority Lien Obligations may deliver a written notice, to the Trustee and the Collateral Agent stating that Priority Lien Obligations have been reinstated and identifying the Priority Lien Obligations so reinstated.

        (b)   Notwithstanding the foregoing, no:

          (1)   action to enforce Note Liens at any time prior to the date of any reinstatement pursuant to Section 3.11(a) (or, if later, the date on which the Officers' Certificate or written notice referred to in Section 3.11(a) is delivered to the Trustee and the Collateral Agent);

          (2)   receipt or collection of Collateral or any other property by the Holders of Notes, the Trustee or the Collateral Agent at any time prior to the date of any reinstatement (or, if later, the date on which the Officers' Certificate or written notice referred to in Section 3.11(a) is delivered to the Trustee and the Collateral Agent);

          (3)   application of any Collateral or other property to the payment of Note Obligations at any time prior to the date of any such reinstatement (or, if later, the date on which the Officers' Certificate or written notice referred to in Section 3.11(a) is delivered to the Trustee and the Collateral Agent); or

          (4)   other action taken or omitted by the Holders of Notes, the Trustee or the Collateral Agent or other event occurring at any prior to the date of any such reinstatement (or, if later, the date on which the Officers' Certificate or written notice referred to in Section 3.11 is delivered to the Trustee and the Collateral Agent), will, if it was permitted at such time under this Article 3 without giving effect to any subsequent reinstatement under Section 3.11(a), (1) constitute a breach of any obligation of the Holders of Notes, the Trustee or the Collateral Agent under this Article 3 or (2) give rise to any right, claim or interest whatsoever enforceable by any holder of Priority Liens or Priority Lien Obligations or by any other Person.

        Section 3.12    Amendment; Waiver.

        (a)   No amendment or supplement to the provisions of this Agreement will:

          (1)   be effective unless set forth in a writing signed by the Collateral Agent and the Trustee with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, Additional Notes);

          (2)   become effective at any time any Priority Lien Obligations exist that have not been Discharged unless such amendment or supplement is consented to in a writing signed by the Priority Lien Collateral Agent acting upon the direction or with the consent of the holders of the applicable percentage (as required under the Credit Facilities) in principal amount of all Priority Lien Debt then outstanding or committed under the Credit Facilities, voting as a single class.

        (b)   Any such amendment or supplement that imposes any obligation upon the Company or adversely affects the rights of the Company under Section 3.3 will become effective only with the consent of the Company.

        (c)   No waiver of any of the provisions of this Agreement will in any event be effective unless set forth in a writing signed and consented to, as required for an amendment under this Section 3.12, by the party to be bound thereby.

        (d)   Notwithstanding the provisions of Section 3.12(a), (b) or (c) without the consent of any Holder of Notes, the Company, the Collateral Agent and the Trustee may amend or supplement this Agreement to:

          (1)   cure any ambiguity, defect or inconsistency; or

          (2)   make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the rights under this Agreement of any such Holder.

        Section 3.13    Enforcement.

        (a)   The provisions of this Article 3 are intended for the sole benefit of, and may be enforced solely by, the holders of Priority Liens and Priority Lien Obligations granted and outstanding from time to time; provided, however, that:

          (1)   the provisions of Section 3.3 are intended for the sole benefit of the Company and may be enforced by the Company solely upon the terms and conditions set forth in Section 3.3;

          (2)   the provisions of Sections 3.4(e), 3.17, 3.19, 3.20, 3.21 and 3.22 are intended for the sole benefit of, and may be enforced solely by, the holders of Note Obligations outstanding from time to time and the Collateral Agent.

        (b)   The obligations of the holders of Note Obligations, the Trustee and the Collateral Agent set forth in Sections 3.4, 3.5, 3.6, 3.7, 3.8, 3.9 and 3.10:

          (1)   are intended for the sole benefit of the holders of Priority Lien Obligations and the Priority Lien Collateral Agent and may be enforced only by the holders of Priority Lien Obligations or by the Priority Lien Collateral Agent; and

          (2)   will terminate, unconditionally and (subject only to Sections 3.11 and 3.17) forever, upon either of (a) no Priority Lien Obligations existing that have not been Discharged or (b) the release of the Note Liens in whole as provided under Section 10.06 of the Indenture.

        (c)   No right to enforce the ranking agreements or any other obligation set forth in this Agreement may be impaired by any act or failure to act by the Company, the Collateral Agent, the Trustee or any holder of Note Obligations or by the failure of the Company, the Collateral Agent, the Trustee or any holder of Note Obligations to comply with this Agreement.

        (d)   The obligations of the Holders of Note Obligations, the Trustee, the Collateral Agent, the Credit Agreement Agent and the Priority Lien Collateral Agent under this Agreement are continuing obligations that may be terminated only by an amendment that becomes effective as set forth in Section 3.11.

        (e)   Except for the Persons identified in this Section 3.13, to the extent and as to the obligations set forth in this Section 3.13, no other Person will be entitled to rely on, have the benefit of or enforce the lien ranking agreements or any other obligation set forth in this Article 3.

        Section 3.14    Limitations on Subordination of Notes and Other Note Obligations.    The provisions of this Article 3 are intended solely to set forth the relative ranking, as Liens, of the Note Liens as against the Priority Liens. Neither the Notes, the Note Guarantees and other Note Obligations nor the exercise or enforcement of any right or remedy for the payment or collection thereof (other than the restrictions with respect to the enforcement of remedies against the Collateral as set forth in this Agreement) are intended to be, or will ever be by reason of the provisions of this Article 3, in any respect subordinated, deferred, postponed, restricted or prejudiced.

        Section 3.15    Relative Rights.    This Article 3 defines the relative rights, as lienholders, of holders of Note Liens and holders of Priority Liens. Nothing in this Agreement will:

          (1)   impair, as between the Company and Holders of Notes, the obligation of the Company, which is absolute and unconditional, to pay principal of, premium and interest and Liquidated Damages, if any, on the Notes in accordance with their terms or to perform any other obligation of the Company or any other Obligor under the Note Documents;

          (2)   impair, as between the Company and the Collateral Agent and the Trustee, the obligation of the Company, which is absolute and unconditional, to pay the fees and reasonable expenses of the Collateral Agent and the Trustee to the extent set forth in the Note Documents or as otherwise agreed to in writing between the Company, on the one hand, and the Collateral Agent and/or the Trustee, on the other hand;

          (3)   affect the relative rights of Holders of Notes and creditors of the Company or any of its Restricted Subsidiaries or any other Obligor (other than holders of Priority Liens);

          (4)   restrict the right of any Holder of Notes to sue for payments that are then due and owing (but not enforce any judgment in respect thereof against any Collateral other than the enforcement of any judgment in respect of any other action not specifically prohibited by Sections 3.4 or 3.5);

          (5)   prevent the Trustee, the Collateral Agent or any Holder of Notes from exercising against the Company or any other Obligor any of its other available remedies upon a Default or Event of Default not specifically prohibited by Sections 3.4 or 3.5; or

          (6)   restrict the right of the Trustee, the Collateral Agent or any Holder of Notes to take any lawful action in an Insolvency or Liquidation Proceeding not specifically prohibited by Sections 3.4 or 3.5.

        If the Company, any Restricted Subsidiary or any other Obligor fails because of this Article 3 to perform any obligation binding upon it under any Note Document, the failure shall be still a Default or Event of Default.

        Section 3.16    Bailee for Perfection.

        (a)   The Priority Lien Collateral Agent shall hold the Pledged Collateral in its possession or control (or in the possession or control of its agents or bailees) as bailee for the Collateral Agent solely for the purpose of perfecting the security interest granted in such Pledged Collateral pursuant to the Security Documents, subject to the terms and conditions of this Agreement.

        (b)   So long as any Priority Lien Obligations exist that have not been Discharged, the Priority Lien Collateral Agent shall be entitled to deal with the Pledged Collateral in accordance with the terms of the Priority Lien Documents and this Agreement as if the Lien of the Collateral Agent therein under the Security Documents and all other Note Documents did not exist. The rights of the Collateral Agent shall at all times be subject to the terms of this Agreement.

        (c)   No Priority Lien Collateral Agent shall have any obligation whatsoever to the Collateral Agent, the Trustee or the Holders of any Notes or other Note Obligations to assure that the Pledged Collateral is genuine or owned by the Company or any other Obligor or otherwise or to preserve rights or benefits of any Person except as expressly set forth in this Section 3.16. The duties and responsibilities of the Priority Lien Collateral Agent under this Section 3.16 shall be limited solely to holding the Pledged Collateral as bailee or agent for the Collateral Agent for purposes of perfecting the Lien therein held by the Collateral Agent to secure Note Obligations. No Priority Lien Collateral Agent shall have any obligation to the Collateral Agent, the Trustee or the Holders of any Notes or other Note Obligation to care for, protect or insure any Pledged Collateral or to ensure that the Lien on such Pledged Collateral has been properly or sufficiently created or entitled to any particular priority.

        (d)   No Priority Lien Collateral Agent shall have by reason of the Security Documents, the Note Documents, this Agreement or any other document or instrument a fiduciary relationship in respect of the Collateral Agent, the Trustee or the Holders of Notes or any other Note Obligations.

        (e)   The Collateral Agent, the Trustee or the Holders of Notes or any other Note Obligation shall not have by reason of the Security Documents, the Note Documents, this Agreement or any other document or instrument a fiduciary relationship in respect of the Priority Lien Collateral Agent.

        Section 3.17    Additional Priority Lien Debt.

        (a)   If at any time following a Discharge of the Priority Lien Obligations, the Company or any Restricted Subsidiary incurs new Priority Lien Debt, the Company shall deliver forthwith an Officers' Certificate, and/or the Priority Lien Collateral Agent in respect of, or any holder of, such new Priority Lien Debt may deliver a written notice, to the Trustee and the Collateral Agent stating that new Priority Lien Debt has been incurred and identifying the Priority Lien Debt so incurred.

        (b)   Notwithstanding the foregoing, no:

          (1)   action to enforce Note Liens at any time following any such Discharge of the Priority Lien Obligations and prior to the date of any such new incurrence of Priority Lien Debt (or, if later, the date on which the Officers' Certificate or written notice referred to in Section 3.17(a) is delivered to the Trustee and the Collateral Agent);

          (2)   receipt or collection of Collateral or any other property by the Holders of Notes, the Trustee or the Collateral Agent at any time following any such Discharge of the Priority Lien Obligations and prior to the date of any such new incurrence of Priority Lien Debt (or, if later, the date on which the Officers' Certificate or written notice referred to in Section 3.17(a) is delivered to the Trustee and the Collateral Agent);

          (3)   application of any Collateral or other property to the payment of Note Obligations at any time following any such Discharge of the Priority Lien Obligations and prior to the date of any such new incurrence of Priority Lien Debt (or, if later, the date on which the Officers' Certificate or written notice referred to in Section 3.17(a) is delivered to the Trustee and the Collateral Agent); or

          (4)   other action taken or omitted by the Holders of Notes, the Trustee or the Collateral Agent or other event occurring at any time following any such Discharge of the Priority Lien Obligations and prior to the date of any such new incurrence of Priority Lien Debt (or, if later, the date on which the Officers' Certificate or written notice referred to in Section 3.17(a) is delivered to the Trustee and the Collateral Agent), will, if it was permitted at such time under the provisions described under Section 3.2 without giving effect to such new incurrence of Priority Lien Debt, (1) constitute a breach of any obligation of the Holders of Notes, the Trustee or the Collateral Agent under the provisions described under Article 3 or (2) give rise to any right, claim or interest whatsoever enforceable by any holder of Priority Liens or Priority Lien Obligations or by any other Person.

        Section 3.18    Designation of New Priority Lien Debt.    The Company may, at any time, from time to time, designate Priority Lien Debt by delivering to the Collateral Agent an Officers' Certificate as contemplated in the definition of "Priority Lien Debt." Any holder of Priority Lien Debt and the Priority Lien Collateral Agent shall be entitled to conclusively rely on an Officers' Certificate from the Company addressed to any such holder or the Priority Lien Collateral Agent (a copy of which Officers' Certificate is provided substantially concurrently to the Collateral Agent and the Trustee) that any borrowings, issuances of letters of credit or other extensions of credit under any Credit Facility were incurred, and are permitted to be incurred, under the terms of the Indenture. Nothing in the foregoing constitutes a waiver of any restrictions on indebtedness or liens appearing in the Credit Facilities, any Priority Lien Document or the Indenture. Upon receipt of such Officers' Certificate, the Collateral Agent shall deliver to the Priority Lien Collateral Agent (without recourse and without any representation or warranty whatsoever) any Collateral in the Collateral Agent's possession, to be held by the Priority Lien Collateral Agent in accordance with the applicable terms of the Priority Lien Documents and Section 3.16. Notwithstanding the foregoing, an untrue Officers' Certificate designating Priority Lien Obligations may result in a Default or Event of Default under the Indenture.

        Section 3.19    Option to Purchase Priority Lien Debt.

        (a)   Any Person or Persons at any time or from time to time designated by the holders of at least 25% in outstanding principal amount of the Notes (including any Additional Notes), voting as a single class, as entitled to exercise all default purchase options as to Notes (including Additional Notes (if any)) then outstanding (an "Eligible Purchaser") will have the right (without any obligation) to purchase, at any time during any of the exercise periods described in Section 3.19(c), all, but not less than all, of the principal of and interest on and all prepayment or acceleration penalties and premiums in respect of all Priority Lien Debt outstanding at the time of purchase and all other Priority Lien Obligations (except Unasserted Contingent Obligations) then outstanding, together with all Liens securing such Priority Lien Debt and all Guarantees and other supporting obligations relating to such Priority Lien Debt:

          (1)   for a purchase price equal to: (A) in the case of Priority Lien Debt then outstanding (other than letters of credit), 100% of the principal amount and accrued interest outstanding on such Priority Lien Debt on the date of purchase plus all other Priority Lien Obligations (except any Unasserted Contingent Obligations) then outstanding, and (B) in the case of each outstanding letter of credit then outstanding as Priority Lien Debt, 100% of the reimbursement obligation in respect of such letter of credit as and when such letter of credit is funded, plus accrued interest thereon, and all Priority Lien Obligations (other than Unasserted Contingent Obligations) relating to such letter of credit that are outstanding as and when such letter of credit is funded (the amounts payable under clause (B), collectively, the "Acquired L/C Obligations");

          (2)   with such purchase price payable in cash on the date of purchase against transfer to an Eligible Purchaser or its nominee or transferee (without recourse and without any representation or warranty whatsoever, whether as to the enforceability of any Priority Lien Debt or the validity, enforceability, perfection, priority or sufficiency of any Lien securing or Guarantee or other supporting obligation for any Priority Lien Debt or as to any other matter whatsoever, except only the representation and warranty that the transferor owns free and clear of all Liens and encumbrances (other than participation interests not prohibited by the applicable Credit Facility), and has good right to convey, whatever claims and interests it may have in respect of Priority Lien Debt and any such Liens, Guarantees and supporting obligations pursuant to the Priority Lien Documents); provided that the purchase price in respect of any outstanding letter of credit that remains unfunded on the date of purchase will be payable as and when such letter of credit is funded (i) first from the cash collateral account described in paragraph (3) below, until the amounts contained therein have been exhausted, and (ii) thereafter directly by the purchaser; and

          (3)   with such purchase accompanied by a deposit of cash collateral under the dominion and control of the Priority Lien Collateral Agent or its designee in an amount equal to the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of liens under the terms of the applicable Priority Lien Document, as security for the purchaser's purchase of the Acquired L/C Obligations, subject to the agreement that if any such letter of credit (A) is cancelled and returned to the issuer thereof, (B) expires in accordance with its terms or (C) is drawn in its full face amount, the Priority Lien Collateral Agent or its designee holding such cash collateral will promptly return to the Eligible Purchaser an amount equal to the excess, if any, of (i) the amount deposited as cash collateral in respect of such letter of credit, over (ii) the amount equal to 100% of the reimbursement obligation in respect of such letter of credit as and when such letter of credit is cancelled, expires or is funded, as the case may be, plus accrued interest thereon, and all other Priority Lien Obligations (other than Unasserted Contingent Obligations) relating to such letter of credit that are outstanding as and when such letter of credit is cancelled, expires or is funded, as the case may be.

        (b)   The right to exercise the purchase option described in Section 3.19(a) will be exercisable and legally enforceable upon at least ten Business Days' prior written notice of exercise given to the Priority Lien Collateral Agent by (and at the sole option of) an Eligible Purchaser.

        (c)   The right to exercise the right to purchase the Priority Lien Obligations as described in this Section 3.19 may be exercised during each period that begins on:

          (1)   the commencement of an Insolvency or Liquidation Proceeding involving the Company or any other Obligor; or

          (2)   the first date on which the Priority Lien Collateral Agent or any holder of any Priority Lien Obligations, or any Person on its behalf, takes any action (other than the issuance of a notice of default or event of default or a reservation of rights letter delivered to the Company or any other Obligor) to foreclose, collect or otherwise realize in any way upon any Collateral, and in each of clauses (1) and (2) above, ends on the 20th Business Day after receipt from the Company, the applicable Obligor, or the Priority Lien Collateral Agent by the Trustee of written notice of the occurrence of the applicable event described in clause (1) or (2) above; provided that the Priority Lien Collateral Agent will have no obligation to deliver any such notice to the Trustee.

        (d)   The remedies described in this Section 3.19 are in addition to any other remedy to which the Collateral Agent or any holder of Note Obligations is entitled at law or in equity or otherwise.

        (e)   The obligations of the Lenders to sell their respective Priority Lien Obligations under this Section 3.19 are several and not joint and several. To the extent any Lender (a "Defaulting Lender") breaches its obligation to sell its Priority Lien Obligations under this Section 3.19, nothing in this Section 3.19 will be deemed to require the Priority Lien Collateral Agent or any other Lender to purchase such Defaulting Lender's Priority Lien Obligations for resale to the Holders of Notes and in all cases, the Priority Lien Collateral Agent and each Lender complying with the terms of this Section 3.19 will not be deemed to be in default of this Agreement or otherwise be deemed liable for the actions or inactions of any Defaulting Lender; provided, however, that nothing in this clause (e) will require any Eligible Purchaser to purchase less than all of the Priority Lien Obligations.

        Section 3.20    Delivery of Collateral and Proceeds of Collateral.    If no Priority Lien Obligations exist that have not been Discharged, the Priority Lien Collateral Agent will, to the extent permitted by applicable law, deliver to (1) the Collateral Agent, or (2) such other Person as a court of competent jurisdiction may otherwise direct, (a) any Collateral held by, or on behalf of, the Priority Lien Collateral Agent or any holder of Priority Lien Obligations, and (b) all proceeds of Collateral held by, or on behalf of, the Priority Lien Collateral Agent or any holder of Priority Lien Obligations, whether arising out of an action taken to enforce, collect or realize upon any Collateral or otherwise. Such Collateral and such proceeds will be delivered without recourse and without any representation or warranty whatsoever as to the enforceability, perfection, priority or sufficiency of any Lien securing or Guarantee or other supporting obligation for any Priority Lien Debt or Note Debt, together with any necessary endorsements or as a court of competent jurisdiction may otherwise direct.

        Section 3.21    Delivery of Notices to Banks.    Promptly following the Discharge of Priority Lien Obligations, the Priority Lien Collateral Agent shall deliver a notice in writing to the Trustee, the Collateral Agent and each bank with which a deposit account is maintained that is, or immediately prior to such Discharge of Priority Lien Obligations was, subject to a Priority Lien, stating that the Priority Lien Obligations have been paid in full and Discharged.

        Section 3.22    Delivery of Notices to Insurers.    Promptly following the Discharge of Priority Lien Obligations, the Priority Lien Collateral Agent shall deliver a notice in writing to the Trustee, the Collateral Agent and each insurer with which the Company or any Guarantor maintains any insurance policy as to which the Priority Lien Collateral Agent (or a representative or agent on its behalf) is named as loss payee or additional insured, stating that (a) the Priority Lien Obligations have been fully satisfied and Discharged and (b) the Priority Lien Collateral Agent does not object to the payment from and after the date of such notice of insurance proceeds thereunder to the Collateral Agent.

ARTICLE 4.
MISCELLANEOUS

        Section 4.1    Amendments, Modifications, and Waivers; Cumulative Remedies.    No amendment, modification or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by each of the parties hereto, and then such amendment, modification or waiver shall be effective only in the specific instance and for the specific purpose for which it is given. No failure to exercise, nor any delay in exercising, on the part of any party of, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

        Section 4.2    Successors and Assigns.    The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns, including, without limitation, any person or entity that succeeds to the role of the Trustee, the Collateral Agent, the Credit Agreement Agent or the Priority Lien Collateral Agent.

        Section 4.3    Notices.    All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three (3) Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows:

    If to the Collateral Agent:

      Jeanie Mar
      Wells Fargo Bank, N.A.
      Corporate Trust Services
      707 Wilshire Blvd., 17th Floor
      Los Angeles, CA 90017
      Telecopier No.: 213-614-3355

    If to the Administrative Agent:

      Cristin M. O'Hara
      MA DE 10010B
      Fleet National Bank
      100 Federal Street,
      Boston, Massachusetts 02110
      Telecopier No.: (617) 434-1897

    With copies to:

      Robert Barry
      Bingham McCutchen, LLP
      150 Federal Street
      Boston, Massachusetts 02110
      Telecopier No.: (617) 951-8736

          Any party may hereafter notify the other parties hereto of a change in its notice address.

        Section 4.4    Counterparts.    This Agreement may be executed in one or more duplicate counterparts and when signed by all of the parties listed below shall constitute a single binding agreement.

        Section 4.5    Indenture Reference.    Notwithstanding anything to the contrary in this Agreement, any references contained herein to any Section, clause, paragraph, definition or other provision of the Indenture (including any definition contained therein) shall be deemed to be a reference to such Section, clause, paragraph, definition or other provision as in effect on the date of this Agreement; provided that any reference to any such Section, clause, paragraph or other provision shall refer to such Section, clause, paragraph or other provision of the Indenture (including any definition contained therein) as amended or modified from time to time if such amendment or modification has been (1) made in accordance with the Indenture and (2) at any time any Priority Lien Obligations exist that have not been Discharged, approved in a writing delivered to the Trustee and the Collateral Agent by, or on behalf of, the requisite holders of Priority Lien Obligations as are needed under the terms of the applicable Priority Lien Documents to approve such amendment or modification.

        Section 4.6    Governing Law; Consent to Jurisdiction and Venue.    THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. EACH OF THE PARTIES HERETO HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK CITY SHALL HAVE NON-EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES AMONG THE PARTIES HERETO PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT, PROVIDED, THAT THE PARTIES HERETO ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK CITY. EACH OF THE PARTIES HERETO EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH OF THE PARTIES HERETO HEREBY WAIVES ANY OBLIGATION WHICH IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS. EACH OF THE PARTIES HERETO HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO IT AT THE ADDRESS SET FORTH HEREIN, AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH PARTY'S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID.

        Section 4.7    Mutual Waiver of Jury Trial.    BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION

RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN THE PARTIES ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH, THIS AGREEMENT OR THE TRANSACTIONS RELATED THERETO.

        Section 4.8    Specific Performance.    The parties hereto agree that irreparable damage would occur, and that monetary damages would not be a sufficient remedy, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (or threatened to be breached). Each of the parties shall be entitled to, and no other party hereto shall, directly or indirectly, oppose or otherwise contest any motion or other legal action brought to:

          (1)   obtain, an injunction or injunctions or other equitable relief as a remedy to prevent breaches (or threatened breaches) of this Agreement; and

          (2)   enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, without proof of actual damages or a requirement that bond be posted.

        The remedies described in this Agreement are in addition to any other remedy to which any of the parties is entitled at law or in equity or otherwise.

        Section 4.9    Entire Agreement.    This Agreement integrates all the terms and conditions mentioned herein or incidental hereto and supersedes all oral negotiations and prior writings in respect to the subject matter hereof. In the event of any conflict between the terms, conditions and provisions of this Agreement and any such agreement, document or instrument, the terms, conditions and provisions of this Agreement shall prevail.

        Section 4.10    Severability.    In case any one or more of the provisions contained or incorporated by reference in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and the parties hereto shall enter into good faith negotiations to replace the invalid, illegal or unenforceable provision with a view to obtaining the same commercial effect as this Agreement would have had if such provision had been legal, valid and enforceable.

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        IN WITNESS WHEREOF, the parties hereto have caused this Intercreditor Agreement to be executed by their respective officers or representatives hereunto duly authorized as of the day and year first above written.

WELLS FARGO BANK, N.A., as Collateral Agent
By:	/s/ Jeanie Mar Name: Jeanie Mar Title: Vice President
WELLS FARGO BANK, N.A., as Trustee
By:	/s/ Jeanie Mar Name: Jeanie Mar Title: Vice President
FLEET NATIONAL BANK, N.A., as Administrative Agent
By:	/s/ Cristin M. O'Hara Name: Cristin M. O'Hara Title: Director

CONSENT AND AGREEMENT

        Each of the undersigned hereby acknowledges receipt of a copy of the foregoing Intercreditor Agreement as of the date thereof and agrees to be bound by the terms and provisions thereof and take no action which is inconsistent with, or to contest or challenge the validity of, any term or provision thereof, and agrees that its successors and assigns shall be bound by the foregoing.

REAL MEX RESTAURANTS, INC.
EL TORITO FRANCHISING COMPANY
EL TORITO RESTAURANTS, INC.
ACAPULCO RESTAURANTS, INC.
ACAPULCO RESTAURANTS OF ENCINITAS, INC.
ACAPULCO RESTAURANT OF VENTURA, INC.
ACAPULCO RESTAURANT OF WESTWOOD, INC.
ACAPULCO MARK CORP.
ACAPULCO RESTAURANT OF DOWNEY, INC.
ACAPULCO RESTAURANT OF MORENO VALLEY, INC.
MURRAY PACIFIC
REAL MEX FOODS, INC.
ALA DESIGN, INC.
TARV, INC.
EL PASO CANTINA, INC.
By:	/s/ Frederick F. Wolfe Name: Frederick F. Wolfe Title: President and Chief Executive Officer

CONSENT AND AGREEMENT

        The undersigned hereby acknowledges receipt of a copy of the foregoing Intercreditor Agreement as of the date thereof and agrees to be bound by the terms and provisions thereof and take no action which is inconsistent with, or to contest or challenge the validity of, any term or provision thereof, and agrees that its successors and assigns shall be bound by the foregoing.

WELLS FARGO BANK, N.A., as Trustee
By:	/s/ Jeanie Mar Name: Jeanie Mar Title: Vice President

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Exhibit 10.2 Intercreditor Agreement dated as of March 31, 2004